Perrigo Pharma International D.A.C.

The Sharp Building, Hogan Place,
Dublin 2, Ireland D02 TY74

T (+353 1) 709 4000
F (+353 1) 709 4082

Private & Confidential

January 25, 2019

James Dillard III

Dear Jim,

This letter is to confirm the details of your transfer to Perrigo Pharma International D.A.C. in the position of Executive Vice President and Chief Scientific Officer, on the terms and conditions set out in the enclosed contract of employment.

Documents that are required to be completed/signed and returned by Feburary 15, 2019 are as follows:

▪	Contract of Employment*

▪	Employee Proprietary Information and Invention Assignment Agreement*

▪	New Employee Details Form

▪	Bank Details Form

Other documents for your review are as follows:

▪	Irish Employee Benefits Guide

By signing the contract of employment, you acknowledge it sets out the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments and practices between the parties. No amendments to this contract of employment may be made except in writing signed by a duly authorised representative of Perrigo Pharma International D.A.C. Please return all the above documentation by February 15, 2019.

We look forward to a smooth transition to our Ireland Global Headquarters in Dublin, Ireland. If you have any questions or would like additional information, please feel free to contact me at 269-686-1613 or rsherrington@perrigo.com

Yours sincerely,

/s/ Rebecca Herrington

Rebecca Herrington
Global Talent Acquisition
Perrigo Company plc

*Enclosed in duplicate. Please sign and return both copies.

Perrigo Pharma International D.A.C.

The Sharp Building, Hogan Place,
Dublin 2, Ireland D02 TY74

T (+353 1) 709 4000
F (+353 1) 709 4082

Private & Confidential

January 25, 2019

James Dillard III

Dear Jim,

This letter is to confirm the details of your transfer to Perrigo Pharma International D.A.C. in the position of Executive Vice President and Chief Scientific Officer. Our employment offer is subject to the terms and conditions outlined below.

1.
You are employed primarily as Executive Vice President and Chief Scientific Officer reporting to Murray Kessler, CEO. You will perform the duties appropriate to this position as instructed by Perrigo including any such additional or alternative duties as Perrigo shall reasonably assign to you from time to time. Your Ireland employment will commence once you receive work authorization in Ireland. Perrigo will continue to recognize your original date of hire of January 14, 2019 for all other benefits.

2.
Your normal hours of work will be from 9.00am to 5.30pm. Perrigo reserves the right to alter your normal working hours. You may be required to work such additional time as may be required to complete your responsibilities. Such additional time will be unpaid.

3.
If your continued employment is subject to Perrigo holding a valid work permit/work visa for you, in the event that the work permit/work visa is withdrawn, your employment will terminate immediately and without notice. It is your responsibility to inform Perrigo if you require a work permit/work visa or any other permission to work in Ireland and if and when such permission has been withdrawn.

4.
Your salary is € 500,625 gross per annum, subject to deductions of tax, PRSI and any other deductions required by law or provided for under this agreement. Your salary is payable monthly in arrears by way of bank transfer into your nominated bank account. This method of payment may be changed at Perrigo's discretion. A list of additional compensation and benefits are provided at Schedule 1, which can be found at the end of this document.

5.
Perrigo reserves the right to require you to repay either by deduction from salary or any other method acceptable to Perrigo, any losses sustained through fraud or dishonesty on your part or any remuneration, expenses or any other payments which are overpaid to you whether made by mistake or otherwise. By signing this agreement, you hereby consent to any such deductions from sums due by Perrigo.

6.
Subject to the production of satisfactory receipts and compliance with the Perrigo’s Expenses Policy, you will be reimbursed for all reasonable and genuine out of pocket expenses incurred by you in the carrying out of your duties.

7.
Your normal place of work is at The Sharp Building, Hogan Place, Dublin 2, D02 TY74 but your duties may require travel to and work at other locations outside of Dublin and for other subsidiaries or associated companies of Perrigo, including overseas. Perrigo reserves the right to change the place of your employment and you will be given reasonable notice of any such change. Any change to your place of work will not give rise to an entitlement to a payment to you for disturbance.

8.
Either you or Perrigo may terminate this contract by giving three [3] month's notice in writing. Perrigo reserves the right to make a payment to you in lieu of any notice. In cases of misconduct, your employment may be terminated without notice. In the event of notice of termination being given by either party, Perrigo may request you not to attend for work or perform duties during the notice period. Nothing in this agreement shall prevent the giving of a lesser period of notice where both parties are in mutual agreement.

9.
Perrigo's leave year runs from 01 January to 31 December and annual leave must be taken within the year. You are entitled to twenty-two (22) days annual leave per annum calculated by reference to time worked on a pro rata basis, in addition to public holidays in accordance with the Organisation of Working Time Act 1997. Annual leave must be agreed in advance with Perrigo and must be taken at times convenient to it. Accrued but unused annual leave, up to a maximum of five (5) days, may be carried over to the following holiday year in exceptional circumstances and at the discretion of Perrigo and in any event, must be taken within six (6) months of the end of the year during which the leave was accrued.

10.
You must notify your manager/supervisor of any unplanned absence no later than one (1) hour after scheduled start time on the first and any subsequent day of absence (whether through illness or otherwise). In the event that you are unable to contact your manager/supervisor you must notify your Department Administrator. A voicemail may not be acceptable. Where there is continuing absence, you must keep Perrigo fully informed of your expected return to work. A medical certificate must be produced in respect of any illness-related absence from the third day of illness, and at such additional intervals as may be required by Perrigo and at least on a weekly basis. Perrigo reserves the right to have you medically examined by the Company Doctor, or a Company-nominated Specialist, at any time during your employment and you agree to the release of a medical report following any such examination directly to Perrigo.

Terms of Perrigo's sick pay scheme are detailed in the Sick Leave & Sick Pay Policy and further details are available from Human Resources. Perrigo may at its absolute discretion cease payments under the scheme where you fail to follow the absence notification procedures or fail to provide the required medical certification as outlined above or in circumstances where Perrigo believes your absence is not legitimate.

11.
Perrigo reserves the right to lay you off from work or to reduce your working hours. You will receive as much notice as is reasonably possible prior to such lay-off or short-time. You will not be paid during a period of lay-off. You will be paid only in respect of hours actually worked during a period of short-time.

12.
Perrigo has Grievance and Disciplinary Procedures which are applicable to all employees. For further information on Perrigo’s grievance and disciplinary policies please refer to the Employee Handbook. The Employee Handbook will be provided to you on your first day. Perrigo reserves the right to change, replace or withdraw its Grievance and Disciplinary Procedures at any time and you are required to comply with the policies and procedures in force from time to time.

13.
Your attention is drawn to Perrigo's Safety Statement which is available for inspection and is located on the company premises. Please contact the Safety Department if a copy is required. You are required to comply with Perrigo’s health and safety practices and procedures and to use protective equipment and clothing where necessary.

14.
It is a condition of your employment that you sign an Employee Proprietary Information and Invention Assignment Agreement when you commence employment and the provisions of the Employee Proprietary Information and Invention Assignment Agreement form part of your contract of employment.

15.
You agree that Perrigo is permitted to hold personal information about you as part of its personnel and other business records and may use such information in the course of Perrigo’s business or that of any associated company. You agree that Perrigo may disclose such information to third parties in the event that such disclosure is, in Perrigo’s view, required for the proper conduct of Perrigo’s business or that of any associated company. It may also be necessary to share this information with potential or future employers, potential bidders and purchasers or in order to comply with any legal or regulatory obligations.

Perrigo takes all reasonable steps as required by law to ensure the safety, privacy and integrity of your personal information. Perrigo may need to share personal data including sensitive personal data with other related entities which are based abroad. This may involve a transfer of data, including your personal sensitive data, to a country which may not have the same data protection laws as Ireland. By signing this agreement, you consent to Perrigo holding, processing, transferring or disclosing such personal data to include sensitive data.

16.
During your employment you shall not at any time without the prior written consent of Perrigo either alone or jointly with any other person carry on or be either directly or indirectly employed, concerned or interested in any business, prospective business or undertaking other than that of Perrigo. If, with the consent of Perrigo, you accept any other appointment or employment you must keep Perrigo accurately informed of the amount of time you spend working under that appointment.

17.
You shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission as a result of any sale or purchase of goods or services affected or other business transacted (whether or not by you) by or on behalf of Perrigo or any associated company and if you (or any person in which you are interested) obtain any discount, rebate or commission you shall account to Perrigo for the amount received by you (or due proportion of the amount received by the person having regard to the extent of its interest therein).

18.	Perrigo reserves the right to search your property, person or vehicle while on or departing from Perrigo's premises.

19.
All notes, records, lists of customers, supplier and employees, correspondence, computer and other disks or tapes, data listings, codes, keys and passwords, designs, drawings and other documents or material whatsoever (whether made or created by you or otherwise and in whatever medium or format) relating to the business of Perrigo or any associated company or any of its or their clients and any copies of same remain the property of Perrigo or any associated company or client, and should be handed over by you to Perrigo or any associated company or client on demand by Perrigo and in any event on termination of your employment.

20.
Perrigo reserves the right to make changes of a minor, administrative, or non-fundamental nature to the terms and conditions of your employment from time to time. Wherever practicable, you will be given advance notice of any such change.

21.
You hereby warrant that by virtue of entering into this agreement you will not be in breach of any express or implied terms of any Court order, contract or any other obligation legally binding upon you.

22.
No failure or delay by Perrigo in exercising any remedy, right, power or privilege under or in relation to this agreement or at law shall operate as a waiver of the same nor shall any single or partial exercise of any remedy, right, power or privilege preclude any further exercise of the same or the exercise of any other remedy, right, power or privilege.

23.	This agreement is governed by and shall be construed in accordance with Irish law and the parties to this agreement hereby submit to the exclusive jurisdiction of the Irish Courts.

I accept and agree to be bound by the terms and conditions outlined in this agreement.

SIGNED: /s/ Robert Willis Perrigo Pharma International D.A.C.
Dated: 29/1/19

SIGNED: /s/ James Dillard III (James Dillard III)      Dated: 25/01/2019

Schedule 1

Compensation and Benefits

Annual Performance Bonus:
Perrigo Pharma International D.A.C. embraces a pay-for-performance philosophy, as reflected in our Total Compensation program. You will participate in Perrigo’s Annual Inventive Plan (AIP) plan.  The AIP is a cash bonus plan. Target annual payout for the bonus is 65% of base salary.  Bonus payouts take place following the end of the calendar year, with payout occurring in mid-February.  Your first payout in February of 2020 will be pro-rated based upon your start date.  The Corporate AIP program is funded based on company performance; the actual payout includes both business and individual performance factors.

Annual Equity Award:
You are annually eligible to receive equity through Perrigo’s discretionary Long-Term Incentive (LTI) Plan. Perrigo grants equity using a combination of Performance-based Restricted Stock Units (PSUs) and Service-based Restricted Stock Units (RSUs).  You will be eligible for your initial discretionary LTI award in 2019. LTI awards are generally made following the start of the calendar/fiscal year in February or March.

Pension:
Perrigo operates a defined contribution pension scheme and also provides disability and life assurance benefits, details of which can be found in the Elan Pharma International Ltd., a subsidiary of Perrigo Company plc Defined Contribution Plan Explanatory Booklet. Perrigo reserves the right to terminate or vary these schemes as set out in the applicable documentation. Perrigo's retirement age is 65 at which time your employment will automatically terminate without notice. Perrigo's retirement age has been determined having taken into account the relevant factors (such as succession planning) as at the date of this agreement and is subject to review.

Health Insurance Allowance:
Perrigo will provide you with global health insurance through GeoBlue.

Car Allowance
Perrigo will provide you with a cash-car allowance (paid monthly in arrears) to the value of €24,000; gross per annum.  Benefit in Kind is payable by you on this amount.  This provision is governed by the terms in Perrigo’s Car Allowance Policy.

Relocation:
You also qualify for our international relocation program and the policy is enclosed for your review. This includes tax equalization back to the U.S.  (Please review full details in the International Relocation Policy.) If you elect at any time to sell you US based home to accommodate this or any company requested relocation, Perrigo will provide home sale benefits.

Executive Medical Benefit:
Every two (2) years you will be required to attend for an Executive Medical check-up at the Beacon Clinic in Dublin. This should be arranged through Perrigo Human Resources.